                       Consent of Independent Accountants


          We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-93568) of our report dated November 7, 1997 appearing on page F-1 of this Form 10-K.

          PRICE WATERHOUSE LLP


          San Diego, California
          December     29, 1997

Garden Fresh
Restaurant Corp.
Report and Financial Statements
September 30, 1996 and 1997


                        Report of Independent Accountants

To the Board of Directors and Shareholders of Garden Fresh Restaurant Corp.

In our opinion, the financial statements listed in the index appearing under
Item 14(a)(1) on page 26 present fairly, in all material respects, the financial position of Garden Fresh Restaurant Corp. at September 30, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP

San Diego, California
November 7, 1997

Garden Fresh Restaurant Corp.
Balance Sheet
                                                          September 30,
                                                   1996                 1997
Assets

Current assets:
 Cash and cash equivalents                    $    615,000        $  2,345,000
 Inventories                                     2,297,000           2,886,000
 Other current assets                              530,000             550,000
 Deferred income taxes                             734,000             322,000
                                                 ---------           ---------
        Total current assets                     4,176,000           6,103,000

Property and equipment                          41,552,000          54,257,000
Intangible and other assets                      1,572,000           1,472,000
Deferred income taxes                              762,000             577,000
                                                 ---------           ---------
                                              $ 48,062,000        $ 62,409,000
                                                 ---------           ---------
Liabilities and Shareholders' Equity

Current liabilities:
    Accounts payable                          $  3,028,000        $  5,012,000
    Current portion of long-term debt            3,490,000           4,456,000
    Accrued liabilities                          4,335,000           4,411,000
                                                ----------          ----------
           Total current liabilities            10,853,000          13,879,000
                                                ----------          ----------
Accrued rent                                     1,508,000           1,397,000
Long-term debt, net of current portion           6,444,000          12,965,000

Shareholders' equity:

Preferred stock, $.01 par value; 2,500,000 shares authorized at September 30, 1996 and 1997, respectively; no shares issued or outstanding at September 30, 1996 and 1997, respectively

Common stock, $.01 par value; 12,000,000
shares authorized at September 30, 1996 and
1997, respectively; 4,117,227 and 4,264,579
issued and outstanding at September 30, 1996
and 1997, respectively                              41,000              43,000
Paid-in capital                                 37,772,000          38,794,000
Accumulated deficit                             (8,556,000)         (4,669,000)
                                                ----------          ----------
   Total shareholders' equity                   29,257,000          34,168,000

Commitments and contingencies (Note 7)          ----------          ----------

                                              $ 48,062,000        $ 62,409,000
                                                ----------          ----------

                              See accompanying notes to financial statements.
                                                 F - 2

Garden Fresh Restaurant Corp.
Statement of Operations
                                                                     Year ended September 30,
                                                       1995                  1996                1997
Net sales                                             $61,320,000           $71,373,000         $90,252,000

Costs and expenses:
  Cost of sales                                        16,721,000            19,318,000          23,497,000
  Restaurant operating expenses                        32,898,000            36,851,000          46,966,000
  General and administrative expenses                   4,098,000             5,142,000           5,672,000
  Depreciation and amortization                         3,604,000             4,518,000           6,147,000
                                                        ---------            ----------          ----------
  Operating income                                      3,999,000             5,544,000           7,970,000

Interst income(expense):
  Interest income                                         221,000               142,000             106,000
  Interest expense                                     (1,313,000)             (671,000)         (1,579,000)
  Other expense                                          (210,000)              (66,000)            (62,000)
                                                        ---------            ----------          ----------
                                                       (1,302,000)             (595,000)         (5,535,000)
                                                        ---------            ----------          ----------
Income before income taxes and
  extrasordinary item                                   2,697,000             4,949,000           6,435,000

Benefit (provision) for income taxes                    1,646,000            (1,945,000)         (2,548,000)
                                                        ---------            ----------          ----------
Income before extraordinary item                        4,343,000             3,004,000           3,887,000

Extraordinary item  - early extinguishment of debt,
  net of income taxes                                    (518,000)
                                                        ---------            ----------          ----------

Net income                                              3,825,000             3,004,000           3,887,000

Stock dividend                                         (8,298,000)
                                                        ---------            ----------          ----------

Net income (loss) available to common shareholders    $(4,473,000)          $ 3,004,000         $ 3,887,000
                                                        ---------            ----------          ----------
Net income per share available to
  common shareholders:

  Primary                                                                   $      0.72         $      0.88
  Fully diluted                                                             $      0.71         $      0.85

Pro forma net loss per share available to common shareholders:

    Before extraordinary item                           $   (1.26)
    Extraordinary item                                  $   (0.16)
                                                        ---------
      Total $                                               (1.42)
                                                        ---------

Shares used in computing net income per share available to common shareholders:

  Primary                                                                     4,176,000           4,402,000
  Fully diluted                                                               4,245,000           4,548,000

Shares used in computing pro forma net loss
  per share available to common shareholders
                                                        3,161,000

                              See accompanying notes to financial statements.
                                                 F - 3

Garden Fresh Restaurant Corp.
Statement of Cash Flows
                                                                          Year ended September 30,
                                                              1995              1996             1997
Cash flows from operating activities:
  Net income                                          $    3,825,000     $   3,004,000     $   3,887,000
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation and amortization                        3,604,000         4,518,000         6,147,000
      Loss on property disposal                              220,000            66,000            70,000
      Deferred income taxes                               (2,173,000)          677,000           597,000
      Tax benefits from exercise of stock options                                                 25,000
      Changes in assets and liabilities:
        Increase in inventories                             (149,000)         (295,000)         (589,000)
        (Increase) decrease in other assets                1,306,000          (100,000)          (20,000)
        Increase in accounts payable                         720,000           276,000         1,984,000
        Increase (decrease) in accrued liabilities          (112,000)        1,698,000            76,000
        Increase (decrease) in accrued rent                   43,000             5,000          (111,000)
                                                          ----------        ----------        ----------
          Net cash provided by operating activities        7,284,000         9,849,000        12,066,000
                                                          ----------        ----------        ----------

Cash flows from investing activities:
  Acquisition of property and equipment:
    New restaurant development                            (5,678,000)      (16,272,000)      (14,516,000)
    Existing restaurant additions                         (2,546,000)       (1,962,000)       (3,036,000)
    Increase in intangible and other assets                 (161,000)       (1,257,000)       (1,270,000)
                                                          ----------        ----------        ----------
          Net cash used in investing activities           (8,385,000)      (19,491,000)      (18,822,000)
                                                          ----------        ----------        ----------

Cash flows from financing activities:
  Proceeds from long-term debt                             3,145,000         8,207,000        13,008,000
  Change in certificates of deposit restricted
    to secure debt                                           303,000           125,000
  Repayment of long-term debt                            (12,390,000)       (2,290,000)       (5,521,000)
  Net proceeds from issuance of common stock              11,679,000           129,000           999,000
  Repayment of shareholder notes receivable                   87,000           324,000
                                                          ----------        ----------        ----------
          Net cash provided by financing activities        2,824,000         6,495,000         8,486,000
                                                          ----------        ----------        ----------
Net increase (decrease) in cash and cash equivalents       1,723,000        (3,147,000)        1,730,000

Cash and cash equivalents at beginning of year             2,039,000         3,762,000           615,000
                                                          ----------        ----------        ----------

Cash and cash equivalents at end of year              $    3,762,000     $     615,000     $   2,345,000
                                                          ----------        ----------        ----------

Non-cash financing transactions:

  Issuance of common stock upon exercise
    of warrants                                       $      284,000
                                                          ----------

                              See accompanying notes to financial statements.
                                                 F - 4

Garden Fresh Restaurant Corp.
Statement of Changes in Shareholders' Equity

                                  Preferred Stock          Common Stock        Paid-in      Accumulated   Notes
                                Shares       Amount        Shares    Amount    Capital        Deficit     Receivable     Total

Balance at September 30, 1994   3,676,479    $ 37,000      433,925  $ 4,000   $ 17,666,000  $ (7,087,000) $ (411,000)  $ 10,209,000

Issuance of common stock                                 1,500,000   15,000     11,649,000                               11,664,000

Conversion of preferred        (3,676,479)    (37,000)   1,102,944   11,000         26,000
  stock

Stock dividend                                             921,935    9,000      8,289,000    (8,298,000)

Exercise of warrants                                       138,495    2,000         (2,000)

Exercise of common stock                                     2,048                  15,000                                   15,000
  options

Repayment of shareholders                                                                                      87,000        87,000
  notes receivable

Net income                                                                                     3,825,000                  3,825,000
                                ---------   ---------      -------  -------   ------------  ------------  ----------   ------------

Balance at September 30, 1995                            4,099,347   41,000     37,643,000   (11,560,000)   (324,000)    25,800,000

Exercise of common stock                                    17,880                 129,000                                  129,000
  options

Repayment of shareholders                                                                                     324,000       324,000
  notes receivable

Net income                                                                                     3,004,000                  3,004,000
                                ---------   ---------      -------  -------   ------------  ------------  ----------   ------------

Balance at September 30, 1996                            4,117,227   41,000     37,772,000    (8,556,000)                29,257,000

Exercise of common stock                                   135,155    2,000        910,000                                  912,000
  options

Issuance of common stock under                              12,197                  87,000                                   87,000
  employee stock purchase plan

Tax benefts from exercise of                                                       25,000                                   25,000
  stock options

Net income                                                                                     3,887,000                  3,887,000
                                ---------   ---------      -------  -------   ------------  ------------  ----------   ------------

Balance at September 30, 1997                            4,264,579  $43,000   $ 38,794,000  $ (4,669,000)              $ 34,168,000
                                ---------   ---------      -------  -------   ------------  ------------  ----------   ------------

                              See accompanying notes to financial statements.
                                                 F - 5

Garden Fresh Restaurant Corp.
Notes to Financial Statements

NOTE 1 - THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES

The Company

Garden Fresh Restaurant Corp. (the Company) is a Delaware corporation which owns and operates restaurants in Arizona, California, Florida, New Mexico and Utah doing business as Souplantation or Sweet Tomatoes.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventories, consisting principally of food, beverages and restaurant supplies, are valued at the lower of cost (first-in, first-out) or market.

Property and equipment

Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over estimated useful lives of 3 to 30 years or the remaining lease term, whichever is shorter.

Maintenance and repairs are charged to operations as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations.

Impairment of restaurant property and equipment is measured on the basis of anticipated undiscounted cash flows for each restaurant. Based upon the Company's analysis, no impairment of such assets was indicated during fiscal 1995, 1996, or 1997.

Intangible and other assets

Intangible assets resulting from the 1983 acquisition of the two original Souplantation restaurants, comprised of leasehold interests and goodwill, are amortized using the straight-line method over 15 years. Preopening costs incurred in connection with opening new restaurant locations, including training and legal costs, are deferred and amortized over a one-year period commencing with the opening of each respective restaurant. Debt issuance costs are capitalized and amortized using the straight- line method over the term of the debt.

Income taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences resulting from the differences in the financial reporting and tax bases of assets and liabilities. Deferred income tax expense (benefit) is the net change during the year in the deferred income tax asset or liability. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Garden Fresh Restaurant Corp.
Notes to Financial Statements

Advertising

Advertising costs are expensed as incurred. Advertising expenses were $1,440,000, $1,467,000 and $1,963,000 in fiscal 1995, 1996 and 1997, respectively, and are included in restaurant operating expenses.

Fair value of financial instruments

It is management's belief that the carrying amounts shown for the Company s financial instruments are reasonable estimates of their related fair value.

Cash equivalents

Cash equivalents are highly liquid investments purchased with maturities of three months or less. Cash equivalents consist of investments in money market accounts backed by Federal government securities. The carrying amount is reflected at cost, which approximates the fair value due to the short maturity of these instruments. The Company's policy is to place its cash and cash equivalents with high credit quality financial institutions and to limit the amount of credit exposure.

Net income per share available to common shareholders

Net income per share available to common shareholders is computed using the weighted average number of common and dilutive common-equivalent shares outstanding. Dilutive common-equivalent shares consist of the incremental shares issuable upon the exercise of stock options (using the treasury stock method).

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share", which the Company will adopt as required for all periods ending after December 15, 1997. Upon adoption of SFAS No. 128, the Company will present basic earnings per share and diluted earnings per share. Basic earnings per share will be computed based on the weighted average number of common shares outstanding during the period. Diluted earnings per share will be computed based on the weighted average number of common shares outstanding during the period increased by the effect of dilutive stock options using the treasury stock method. Pro forma basic earnings per share for fiscal 1996 and 1997 are $0.73 and $0.93, respectively. Pro forma diluted earnings per share for fiscal 1996 and 1997 are $0.72 and $0.88, respectively.

Pro forma net loss per share

Pro forma net loss per share is computed based on the weighted average number of common shares outstanding during fiscal 1995 after giving retroactive adjustment for the conversion of all serial preferred stock into equal shares of common stock, the net exercise of warrants to purchase shares of common stock and the issuance of a preferential dividend consisting of 921,935 shares of common stock to the holders of Series B, Series C and SeriesD preferred stock, which occurred upon completion of the Company's initial public offering in May 1995. Historical earnings per share for 1995 is not presented because such amounts are not deemed meaningful due to the significant change in the Company's capital structure which occurred in connection with its initial public offering. Common stock equivalents were not considered in the net loss per share calculation for fiscal 1995 because the effect on the net loss per share available to common shareholders would be antidilutive. Additionally, net loss available to common shareholders for 1995 included the effect of the preferential dividend.

Garden Fresh Restaurant Corp.
Notes to Financial Statements

Stock-Based Compensation

The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net income and net income per share as if the fair value-based method had been applied in measuring compensation expense (Note 5).

Extraordinary item

During fiscal 1995, the Company recognized an extraordinary loss of $518,000, net of an income tax benefit of $192,000, representing a charge for previously unamortized debt issue costs, unamortized debt discount, and a prepayment penalty associated with early extinguishment of debt repaid with proceeds from the Company's May 1995 initial public offering.


NOTE 2 - COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS
                                                              September 30,
                                                         1996           1997
Other current assets

Prepaid taxes                                         $ 298,000      $ 364,000
Prepaid insurance                                        66,000         59,000
Other                                                   166,000        127,000
                                                       --------       --------
                                                      $ 530,000      $ 550,000
                                                       --------       --------

Property and equipment

Leasehold improvements                             $ 16,821,000   $ 18,796,000
Furniture and fixtures                               15,151,000     18,915,000
Equipment                                            12,234,000     14,675,000
Land and buildings                                   13,624,000     21,301,000
Construction in process on new restaurants            4,103,000      5,605,000
                                                     ----------     ----------
                                                     61,933,000     79,292,000
Less accumulated depreciation and amortization      (20,381,000)   (25,035,000)
                                                     ----------     ----------
                                                   $ 41,552,000   $ 54,257,000
                                                     ----------     ----------

Intangible and other assets

Intangible assets acquired, net of
  accumulated amortization of
  $609,000 and $659,000, respectively              $    207,000   $    157,000
Preopening costs, net of accumulated amortization
  of $334,000 and $472,000, respectively                913,000        864,000
Deposits and other assets                               452,000        451,000
                                                     ----------     ----------
                                                   $  1,572,000   $  1,472,000
                                                     ----------     ----------

Garden Fresh Restaurant Corp.
Notes to Financial Statements

Accrued liabilities

Accrued payroll and related expenses               $  1,507,000   $  1,877,000
Accrued interest                                         74,000        138,000
Sales taxes payable                                     477,000        576,000
Accrued insurance                                       799,000        871,000
Accrued construction in progress cost                   621,000
Other                                                   857,000        956,000
                                                     ----------     ----------
                                                   $  4,335,000   $  4,411,000
                                                     ----------     ----------


NOTE 3 - LONG-TERM DEBT

Obligations under long-term debt arrangements are comprised of:

                                                          September 30,
                                                       1996         1997
Notes payable to lending institutions,
interest at 9.29% - 11.38%, due in various
monthly installments aggregating $371,000
(including interest) through 2002.
Secured by property and equipment.                  $ 9,475,000    $10,927,000

Note payable to lending institutions,
interest at 9.54%-11.63%, due in various monthly
installments aggregating $152,000 (including
interest) through 2001.  Secured by land,
building and property.                                  459,000      6,494,000

                                                      ---------      ---------
                                                      9,934,000     17,421,000

Less current portion                                 (3,490,000)    (4,456,000)
                                                      ---------      ---------
                                                    $ 6,444,000    $12,965,000
                                                      ---------      ---------


The Company paid an aggregate of $1,811,000, $770,000 and $1,669,000 of interest on all outstanding debt during fiscal 1995, 1996 and 1997, respectively. The Company capitalized $92,000, $167,000 and $154,000 in interest expense during fiscal 1995, 1996 and 1997, respectively, related to construction of new stores. Interest expense includes $126,000 in fiscal 1995 relating to amortization of debenture and related warrant costs.

Principal payments due on long-term debt during the five years subsequent to September 30, 1997 are as follows:

        1998                                        $ 4,456,000
        1999                                          4,345,000
        2000                                          5,156,000
        2001                                          3,150,000
        2002                                            314,000
     Thereafter
                                                     ----------
Total minimum lease payments                        $17,421,000
                                                     ----------

Garden Fresh Restaurant Corp.
Notes to Financial Statements

NOTE 4 - INCOME TAXES

The provision (benefit) for income taxes is summarized as follows:

                                                Year ended September 30,
                                          1995          1996            1997
  Current tax expense:
     Federal                         $   396,000   $   968,000    $  1,395,000
     State                               131,000       300,000         556,000
                                        --------      --------       ---------
       Total current                     527,000     1,268,000       1,951,000


  Deferred tax expense (benefit)      (2,173,000)      677,000         597,000
                                       ---------     ---------       ---------

       Total tax expense (benefit)   $(1,646,000)  $ 1,945,000    $  2,548,000
                                       ---------     ---------       ---------


A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:
                                               Year ended September 30,
                                          1995          1996            1997

  Amounts computed at statutory      $   917,000   $ 1,683,000     $ 2,188,000
    federal rate
  State taxes and other                  281,000       262,000         360,000
  Alternative minimum taxes             (253,000)
  Changes in deferred tax
     liabilities (assets) recorded
     to valuation allowance             (418,000)
  Release of valuation allowance      (2,173,000)
                                     -----------   -----------     -----------

  Provision (benefit) for income     $(1,646,000)  $ 1,945,000     $ 2,548,000
    taxes                            -----------   -----------     -----------


The Company paid an aggregate of $59,000, $1,137,000 and $1,985,000 of income taxes in fiscal 1995, 1996 and 1997, respectively.

Deferred tax assets (liabilities) are summarized as follows:

                                                          September 30,
                                                        1996            1997

   Operating loss carryforwards                   $    501,000
   Depreciation                                     (1,195,000)   $ (1,299,000)
   Accrued rent                                        633,000         588,000
   Alternative minimum tax credit
     carryforward                                    1,394,000       1,340,000
   Other                                               163,000         270,000
                                                     ---------       ---------
     Deferred taxes                               $  1,496,000    $    899,000
                                                     ---------       ---------

At September 30, 1997, the Company had available alternative minimum tax credit carryforwards of $1,340,000. The Internal Revenue Code imposes certain conditions and possible limitations on the future availability of tax credit carryforwards, including limitations arising from changes in the Company's ownership.

Garden Fresh Restaurant Corp.
Notes to Financial Statements

NOTE 5 - SHAREHOLDERS' EQUITY

Convertible preferred stock

All preferred stock issued was convertible, at the option of the holder, into an equal number of shares of common stock; the preferred shares were automatically converted to common shares upon the closing of the Company's May 1995 initial public offering. The rights of the preferred shareholders included rights to receive certain dividends when declared by the Board of Directors, certain preferential distributions in the event of voluntary dissolution of the Company, and certain voting rights.

Subsequent to the closing of the Company's initial public offering, 2,500,000 shares of preferred stock are authorized; no shares have been issued. The Board of Directors is authorized to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions associated with the preferred stock.

Common stock

In May 1995, the Company completed an initial public offering of 1,500,000 shares of common stock. In connection with the offering, the Company paid a preferential dividend to the holders of Series B, C and D preferred stock consisting of 921,935 shares of common stock, as a condition to the automatic conversion of the preferred stock to common stock in conjunction with the
public offering.   Additionally, in connection with the offering, the Company changed the exercise price of warrants which had been issued in connection with subordinated notes to $1.67 from $3.33 per share and the warrants were exchanged for 138,495 shares of common stock.

Stock Option Plans

The Company has four stock option plans under which 1,227,450 options may be granted to employees, consultants and directors of the Company. The plans provide for the grant of both incentive stock options and non-qualified stock options. Under the plans, options to purchase common stock may be granted for periods up to ten years at a price per share ranging from 85% to 110% of the fair market value of the Company's common stock at the date of grant. During fiscal 1995, 1996 and 1997, employee stock options were granted at the fair market value of the stock at the date of grant. The options generally vest over periods of up to five years and may be exercised in annual installments ranging from three to ten years. Under the plans, directors will receive options to purchase 10,000 shares of common stock upon their election to the Board of Directors, and options to purchase 5,000 shares annually thereafter.

Garden Fresh Restaurant Corp.
Notes to Financial Statements

Activity for fiscal 1995, 1996 and 1997 with respect to these plans is as follows:
                                                               Weighted-
                                                Shares         Average
                                                underlying     Exercize
                                                options        Price

Outstanding at September 30, 1994                221,741       $ 7.16

Granted                                          386,087       $ 9.20
Exercised                                         (2,160)      $ 7.00
Canceled                                         (11,850)      $ 8.44
                                                 -------

Outstanding at September 30, 1995                593,818       $ 8.35

Granted                                          201,950       $ 7.74
Exercised                                        (17,880)      $ 7.24
Canceled                                          (5,689)      $ 8.91
                                                 -------

Outstanding at September 30, 1996                772,199       $ 7.98

Granted                                          148,250       $ 9.04
Exercised                                       (135,155)      $ 6.75
Canceled                                         (10,375)      $ 8.02
                                                 -------

Outstanding at September 30, 1997                774,919       $ 8.40
                                                 -------

Options to purchase an aggregate of 489,392 shares and 517,769 shares were exercisable under the plans as of September 30, 1996 and 1997, respectively. The weighted-average fair value of options granted under the plans during fiscal 1996 and 1997 was $2.82 per share and $4.90 per share, respectively.

The following is a summary of stock options outstanding at September
30, 1997:

                 Options Outstanding                      Options Exercizable

                 Number            Weighted-              Number
                 Outstanding       Average     Weighted-  Exercizable      Weighted-
                 at                Remaining   Average    at               Average
Range of         September 30      Contractual Exercize   September 30    Exercize
Exercize Prices  1997              Life        Price      1997             Price

$ 4.40 - $ 6.50   177,185          7.7 years     $ 6.25     92,825          $ 6.02
$ 7.50 - $ 9.13   511,609          7.8 years     $ 8.78    359,094          $ 8.82
$10.00 - $12.50    86,125          7.2 years     $10.58     65,850          $10.00
                  -------                                  -------
$ 4.40 - $12.50   774,919          7.7 years     $ 8.40    517,769          $ 8.47
                  -------                                  -------

/TABLE
                                    F - 12

Garden Fresh Restaurant Corp.
Notes to Financial Statements

The Company applies APB Opinion No. 25, "Accounting for Stock Issued to
Employees", and related interpretations in accounting for its stock-based compensation.  No compensation expense has been recognized for employee stock option grants, which are fixed in nature, as the options have been granted at fair market value.  No compensation expense has been recognized for the employee stock purchase plan.  Had compensation expense for the Company's stock-based compensation awards issued during fiscal 1996 and 1997 been determined based on the fair value at the grant dates consistent with the methodology of Statement of Financial Accounting Standards No.  123, "Accounting
for Stock-Based Compensation", the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:
                                                                 Year Ended
                                                                 September 30,
Net Income:                                                  1996          1997

  As reported                                           $3,004,000   $3,887,000
  Pro forma                                             $2,776,000   $3,386,000

Net income per share available to common shareholders:

 Primary:

  As reported                                           $     0.72   $     0.88
  Pro forma                                             $     0.66   $     0.77

 Fully diluted:

  As reported                                           $     0.71   $     0.85
  Pro forma                                             $     0.65   $     0.74


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted- average assumptions for grants in fiscal 1996 and 1997, respectively: dividend yield of 0.0% for both years, expected volatility of 39% and 52%, risk-free interest rates of 5.50% and 6.28%, and expected lives of 4.6 years and 5.3 years. The fair value of the employees purchase rights pursuant to the employee stock purchase plan is estimated using the Black-Scholes model with the following assumptions for fiscal 1996 and 1997: dividend yield of 0.0% for both years, expected volatility of 39% and 52%, risk-free interest rates of 5.16% and 5.46%, and expected lives of 6 months for both years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.
Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock-based compensation plans.

Employee Stock Purchase Plan

During 1996, the Company implemented an employee stock purchase plan for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period. Employees may authorize the Company to withhold up to 10% of their compensation during any offering period, subject to certain limitations.
During fiscal 1997, 12,197 shares were issued under the plan. The weighted-average fair value of those purchase rights granted in fiscal 1996 and 1997 was $2.11 and $3.20, respectively. At September 30, 1997, 237,803 shares were reserved for future issuance.

                                    F - 13

Garden Fresh Restaurant Corp.
Notes to Financial Statements

NOTE 6 - 401(k) SAVINGS PLAN

The Company has a 401(k) Savings Plan (the "Plan") which allows eligible employees to contribute from one percent to the maximum percentage as determined by the Plan administrator (seventeen percent for the plan years ended December 31, 1995, 1996 and 1997) of pre-tax compensation, with the Company making discretionary matching contributions as determined each year by the Board of Directors. Employees vest immediately in their contributions and vest in Company contributions over a four year period of service. Included in general and administrative expense for fiscal 1995, 1996 and 1997 are Company contributions of $24,000, $0 and $0, respectively.


NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Company leases certain of its restaurant facilities under noncancelable operating lease agreements. The leases expire at various dates through 2017 and contain five to twenty-year renewal options. The leases provide that the Company pay the taxes, insurance and maintenance expenses related to the leased facilities, and the monthly rental payments are subject to periodic adjustments. Certain leases contain fixed escalation clauses and rent under these leases is charged ratably over the lease term. The majority of the leases also provide for percentage rentals on sales above a specified minimum.

The aggregate future minimum lease commitments due are as follows:

     For the Year
Ending September 30,                        Amount

        1998                            $  6,166,000
        1999                               6,036,000
        2000                               5,700,000
        2001                               5,668,000
        2002                               5,657,000
     Thereafter                           42,758,000
                                          ----------
Total minimum lease payments            $ 71,985,000
                                          ----------

The Company incurred rental expenses under all operating leases of $5,127,000, $5,037,000 and $5,584,000 in fiscal 1995, 1996 and 1997, respectively.
Rental expense includes percentage rentals of $134,000, $171,000 and $227,000 for fiscal 1995, 1996 and 1997, respectively.

The Company is party to litigation involving a lessor who management believes breached certain exclusivity clauses in the lease of one of its stores. Management filed a lawsuit alleging breach of such clauses, and the lessor has countersued the Company alleging that the Company breached the same lease in connection with the Company's closing of the store in 1994. While there can be no assurances, in the opinion of management, after reviewing the information which is currently available with respect to these matters and consulting with the Company's counsel, the ultimate resolution of these matters will not materially affect the financial position or results of operations of the Company.

The Company is also a party to various legal actions relating to former employees. In the opinion of management, after reviewing the information which is currently available with respect to these matters, and consulting with the Company's counsel, any liability which may ultimately be incurred will not materially affect the financial position or results of operations of the Company.

                                    F - 14

Garden Fresh Restaurant Corp.
Notes to Financial Statements

NOTE 8 - SUBSEQUENT EVENTS

In November 1997, the Company obtained a $5,000,000 revolving line of credit. The outstanding principal balance on this line of credit bears interest at a rate of .75% above the prime rate with interest payable at the beginning of each month. All outstanding principal and interest amounts are due on November 1, 1999.

